SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

CIM Commercial Trust Corporation
(Name of Issuer)

Common Stock, $0.001 par value
(Title of Class of Securities)

125525584
(CUSIP Number)

Greg Morillo
c/o Lionbridge Capital I LP
600 Madison Avenue, 24th Floor
New York, New York 10022
(212) 300-8003
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

With a Copy to:

Robert E. Robotti
Robotti & Company, Incorporated
One Grand Central Place
60 East 42nd Street, Suite 3100
New York, NY 10165-0057
(212) 986-4800

June 15, 2021
(Date of Event Which Requires Filing This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f), or Rule 13d-1(g), check the following box. [  ]

CUSIP No.: 125525584	Page 2 of 21

1.	Name of Reporting Persons Lionbridge Capital I, LP*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 183,339
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 183,339
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 183,339
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 1.23%
14.	Type of Reporting Person PN
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 3 of 21

1.	Name of Reporting Persons Lionbridge Capital, LP*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 60,761
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 60,761
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 60,761
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) Less than 1%
14.	Type of Reporting Person PN
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 4 of 21

1.	Name of Reporting Persons Lionbridge Capital GP, LLC*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 183,339
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 183,339
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 183,339
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 1.23%
14.	Type of Reporting Person OO
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 5 of 21

1.	Name of Reporting Persons Lionbridge GP, LLC*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 60,761
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 60,761
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 60,761
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) Less than 1%
14.	Type of Reporting Person OO
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 6 of 21

1.	Name of Reporting Persons Lionbridge Asset Management, LLC*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 244,100
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 244,100
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 244,100
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 1.64%
14.	Type of Reporting Person OO
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 7 of 21

1.	Name of Reporting Persons Greg Morillo*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 244,100
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 244,100
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 244,100
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 1.64%
14.	Type of Reporting Person IN, HC
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 8 of 21

1.	Name of Reporting Persons The Ravenswood Investment Company L.P.*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 293,415
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 293,415
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 293,415
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 1.98%
14.	Type of Reporting Person PN
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 9 of 21

1.	Name of Reporting Persons Ravenswood Investments III, L.P.*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization New York
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 174,135
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 174,135
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 174,135
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 1.17%
14.	Type of Reporting Person PN
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 10 of 21

1.	Name of Reporting Persons Ravenswood Management Company, LLC*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization New York
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 467,550
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 467,550
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 467,550
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 3.15%
14.	Type of Reporting Person HC
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 11 of 21

1.	Name of Reporting Persons Robotti & Company Advisors, LLC*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization New York
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 467,550
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 467,550
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 467,550
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 3.15%
14.	Type of Reporting Person IA, OO
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 12 of 21

1.	Name of Reporting Persons Robotti & Company, Incorporated*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization New York
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 467,550
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 467,550
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 467,550
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 3.15%
14.	Type of Reporting Person HC, OO
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 13 of 21

1.	Name of Reporting Persons Robert E. Robotti*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) AF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 467,550
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 467,550
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 467,550
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 3.15%
14.	Type of Reporting Person IN, HC
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 14 of 21

1.	Name of Reporting Persons Thomas D. Ferguson*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 0%
14.	Type of Reporting Person IN
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 15 of 21

1.	Name of Reporting Persons Mark C. Gelnaw*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 0%
14.	Type of Reporting Person IN
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 16 of 21

1.	Name of Reporting Persons Raymond V. Marino II*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) 0%
14.	Type of Reporting Person IN
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 17 of 21

1.	Name of Reporting Persons John S. Moran*
2.	Check the appropriate box if a member of a group (see instructions) (a) [X] (b) [ ]
3.	SEC use only
4.	Source of Funds (see instructions) PF
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ____
6.	Citizen or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 35,859
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 35,859
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 35,859
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) [ ]
13.	Percent of Class Represented by amount in Row (11) Less than 1%
14.	Type of Reporting Person IN
* The information relating to the Shares disclosed in this Statement is as of June 15, 2021, and is based on 14,847,742 Shares outstanding as of May 6, 2021, with percentages calculated in accordance with the requirements of Rule 13d-3 under the Act.  See Item 5 for details.

CUSIP No.: 125525584	Page 18 of 21

Explanatory Note
This filing is being made to remove each of Winthrop Realty Partners, L.P., Michael L. Ashner, Winthrop Strategic Real Estate Fund, L.P., Winthrop Strategic Real Estate Fund GP LLC, and Winthrop Debt Partners LLC (collectively, “Winthrop”), as a party to the 13D Group Agreement.  Accordingly, Winthrop is no longer a participant in the solicitation by Lionbridge (as defined below) and Robotti (as defined below) to elect five highly-qualified independent directors to the board of CIM Commercial Trust Corporation; and Winthrop is no longer deemed a member of the Lionbridge-Robotti “group” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, as Winthrop is no longer coordinating its activities with Lionbridge and Robotti with regard to the solicitation.  Except as noted herein, the information for Lionbridge Capital I, LP and its affiliates (collectively, “Lionbridge”) and The Ravenswood Investment Company L.P. and its affiliates (collectively, “Robotti”) is not being updated and remains accurate.
The portions of the amended and restated Schedule 13D, as filed with the Securities and Exchange Commission on May 27, 2021 and as amended to date (the “Amended and Restated 13D”), that are not supplemented or amended below remain unchanged by the filing of this Amendment No. 4 to the Amended and Restated 13D.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Amended and Restated 13D.
Item 2.	Identity and Background

Item 2 of the Amended and Restated 13D is hereby amended to eliminate references to Winthrop Realty Partners, L.P., Michael L. Ashner, Winthrop Strategic Real Estate Fund, L.P., Winthrop Strategic Real Estate Fund GP LLC, and Winthrop Debt Partners LLC.
Item 3.	Source and Amount of Funds or Other Consideration

Item 3 of the Amended and Restated 13D is hereby amended to eliminate references to Winthrop Realty Partners, L.P., Michael L. Ashner, Winthrop Strategic Real Estate Fund, L.P., Winthrop Strategic Real Estate Fund GP LLC, and Winthrop Debt Partners LLC.
Item 4.	Purpose of Transaction
Item 4 of the Amended and Restated 13D is hereby supplemented as set forth below.
On June 15, 2021, Winthrop Realty Partners, L.P., Michael L. Ashner, Winthrop Strategic Real Estate Fund, L.P., Winthrop Strategic Real Estate Fund GP LLC, and Winthrop Debt Partners LLC delivered a notice to Lionbridge and Robotti that they were electing to terminate their respective obligations under the Group Agreement and withdraw from the Group effective at 1:00 pm eastern time on June 16, 2021.

CUSIP No.: 125525584	Page 19 of 21

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Amended and Restated 13D is hereby amended to eliminate references to Winthrop Realty Partners, L.P., Michael L. Ashner, Winthrop Strategic Real Estate Fund, L.P., Winthrop Strategic Real Estate Fund GP LLC, and Winthrop Debt Partners LLC.

SIGNATURE
After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.
Date:  June 16, 2021

Lionbridge Capital I LP
By:  Lionbridge Capital GP, LLC, its
General Partner

By: /s/ Greg Morillo
Name:  Greg Morillo
Title:  Managing Member

Lionbridge Capital LP
By: Lionbridge GP, LLC, its
General Partner

By: /s/ Greg Morillo
Name:  Greg Morillo
Title:  Managing Member

Lionbridge Capital GP, LLC

By: /s/ Greg Morillo
Name:  Greg Morillo
Title:  Managing Member

Lionbridge GP, LLC

By: /s/ Greg Morillo
Name:  Greg Morillo
Title:  Managing Member

Lionbridge Asset Management, LLC

By: /s/ Greg Morillo
Name:  Greg Morillo
Title:  Managing Member

Ravenswood Management Company, LLC

By: /s/ Robert E. Robotti
Name:  Robert E. Robotti
Title:  Managing Director

The Ravenswood Investment Company L.P.
By:  Ravenswood Management Company, LLC, its General Partner

By: /s/ Robert E. Robotti
Name:  Robert E. Robotti
Title:  Managing Director

Ravenswood Investments III, L.P.
By:  Ravenswood Management Company, LLC, its General Partner

By: /s/ Robert E. Robotti
Name:  Robert E. Robotti
Title:  Managing Director

Robotti & Company Advisors, LLC

By: /s/ Robert E. Robotti
Name:  Robert E. Robotti
Title:  President and Treasurer

Robotti & Company, Incorporated

By: /s/ Robert E. Robotti
Name:  Robert E. Robotti
Title:  President and Treasurer

Individuals:

/s/ Greg Morillo
Greg Morillo

/s/ Robert E. Robotti
Robert E. Robotti

/s/ Thomas D. Ferguson
Thomas D. Ferguson

/s/ Mark C. Gelnaw
Mark C. Gelnaw

/s/ Raymond V. Marino II
Raymond V. Marino II

/s/ John S. Moran
John S. Moran